For the semi annual period ended (a) 10/31/96
File number (c) 811-6047

                           SUB-ITEM 77C
       Submission of Matters to a Vote of Security
Holders

     An Annual Meeting of Shareholders was called for October 30, 1996. At such meeting the shareholders approved the following proposals:

     a)   Approval that Edward D. Beach, Delayne
Dedrick Gold, Robert F. Gunia, Donald
              D. Lennox, Douglas H. McCorkindale, Mendel A.
                  Melzer, Thomas T. Mooney, Stephen P.
     Munn, Richard A. Redeker, Robin B. Smith,
     Louis A. Weil, III and Clay T. Whitehead are duly elected to serve as Directors of the Fund until the earlier to occur of (i) the next meeting of Shareholders at which Directors are elected and until his or her successor shall have been duly elected and shall have qualified or (ii) their terms expire in accordance with the Fund's retirement policy.

          b)   Approval of the proposed amendment
of the Fund's fundamental  investment
          restriction relating to securities
lending, as described in such Fund's proxy statement.

          For                 Against
Abstain
          11,518,101               826,828
800,376

     C) Approval of the selection of independent accountants for the Fund conditioned upon the right by vote of a majority of such
     Fund's outstanding voting shares at any
     meeting called for the purpose to terminate such employment forthwith without penalties.

          For                 Against
Abstain
          16,171,506               255,437
651,504

     D)   In their discretion on any other
business which may properly come before the meeting or any adjournment thereof.